                                                       Exhibit No. EX-99.d.13.ii

               SECOND AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

     THIS AMENDMENT  ("Amendment") to the Sub-Advisory  Agreement  ("Agreement")
dated  August 16,  2006,  by and between  Mercer  Global  Investments,  Inc.,  a
Delaware  Corporation  (the  "Advisor") and  AllianceBernstein  L.P., a Delaware
Limited Partnership (the "Sub-Adviser"), is made effective this 16th day of May,
2007.

                                    RECITALS

     WHEREAS,  the  Agreement  provides  that the parties may mutually  agree to supplement or amend any provision of the Agreement;

     WHEREAS,  the Sub-Adviser  manages certain investments on behalf of the MGI
Funds  (the  "Trust")  under the  Agreement,  as  amended,  with  respect to the following Fund:

             MGI Non-US Core Equity Fund, a series of the MGI Funds

     WHEREAS, the Sub-Adviser and Advisor wish to amend the Agreement:

                                    AGREEMENT

     NOW THEREFORE,  in consideration of the promises and mutual  agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

     1.   Exhibit A, the Fee  Schedule of the  Sub-Advisory  Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment:
          and

     2.   All other terms and  provisions of the  Sub-Advisory  Agreement  shall remain in full force and effect, except as modified hereby.

Mercer Global Investments, Inc.             AllianceBernstein L.P.
                                            By: AllianceBernstein Corporation,
                                                Its General Partner

By: /s/ Ravi Venkataraman                   By:  /s/ Louis T. Mangan
     Name: Ravi Venkataraman                      Name:  Louis T. Mangan
     Title:  Chief Investment Officer             Title:    Assistant Secretary

                                                                       EXHIBIT A

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                         MERCER GLOBAL INVESTMENTS, INC.
                                       AND
                             ALLIANCEBERNSTEIN L.P.

                          Effective Date: July 1, 2007

                           MGI NON-US CORE EQUITY FUND

FEE SCHEDULE

INTERNATIONAL LARGE CAP GROWTH

ASSETS                                          COMPENSATION

on the first $25 million                             0.72%
on the next $25 million                              0.54%
on the next $50 million                              0.45%
on assets over $100 million                          0.36%

INTERNATIONAL STRATEGIC VALUE

ASSETS                                          COMPENSATION

on the first $25 million                             0.81%
on the next $25 million                              0.63%
on the next $50 million                              0.54%
on assets over $100 million                          0.45%

     Global Fee Arrangement:  The parties hereto agree that the fee schedule set forth herein shall apply to all  relationship  assets  relating to portfolios of
Mercer Global Investments, Inc. and its affiliates (collectively, "MGI") managed by the Sub-Advisor  and each of its  affiliates.  For the purpose of determining
"relationship  assets",  all MGI portfolios  managed by the  Sub-Adviser and its affiliates worldwide in an applicable investment strategy will be added together and applied against the relevant fee schedule set forth herein. The fee schedule above shall apply so long as the MGI  "relationship  assets" are in at least two investment  strategies  offered by the Sub-Adviser  and aggregated  assets in at least one investment strategy are greater than $25 million.